AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into by and between Agri- Nutrition Group Limited, a Delaware corporation having its principal place of business in Maryland Heights, Missouri (the "Company"), and George W. Daignault, a resident of Chesterfield, Missouri, as of the 23rd day of August 1996.

                          R E C I T A L S

     WHEREAS, Mr. Daignault and the Company wish to terminate the Second Restated Employment Agreement, dated as of the 1st day of November 1995, under which Mr. Daignault has served the Company as its Chief Financial Officer; and

         WHEREAS, the Company wishes to employ Mr. Daignault to assist the Company with acquisitions, particularly the acquisition of Anthony Products Company, through April 30, 1997, and Mr. Daignault wishes to be employed in such capacity; and

         WHEREAS, the Company and Mr. Daignault wish to set forth in writing the terms pursuant to which the parties have agreed to the termination of such agreement and such employment;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

         1. Termination of Employment Agreement. The Second Restated Employment Agreement dated as of the 1st day of November 1995 between the Company and Mr. Daignault (the "Employment Agreement") is hereby terminated in its entirety and neither party shall have any obligations to the other pursuant to the same; provided, however, that Section 8 of the Employment Agreement relating to confidentiality shall remain in full force and effect.

     2. Terms of Employment. Mr. Daignault shall assist the Company with acquisitions as requested by the Company, particularly the acquisition of Anthony Products Company. Such assistance shall be provided on a full-time basis through October 31, 1996 and ten hours per month from November 1, 1996 until April 30, 1997, unless more of Mr. Daignault's time is required in order to complete the Anthony Products Company acquisition. Mr. Daignault shall not be an officer of the Company.

         Mr. Daignault shall be paid a salary of $15,000 per month through April 30, 1997, plus $5,000 per month for each month from November 1996 through April 1997 in which work on the Anthony Products Company acquisition is required. In the event that Mr. Daignault's employment hereunder is terminated by either party prior to April 30, 1997, Mr. Daignault shall be entitled to severance payments of $15,000 per month until April 30, 1997.


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



     3. Continuation of Health Care Benefits. Mr. Daignault shall continue to receive substantially the same health insurance benefits to which he was entitled under Section 5 of the Employment Agreement through April 30, 1998, regardless of whether Mr. Daignault's employment hereunder is terminated prior to April 30, 1997 pursuant to Section 2 of this Agreement.

         4. Anthony Payment. In the event that the Company consummates the acquisition of Anthony Products Company prior to October 31, 1997, the Company shall pay Mr. Daignault $137,351. Mr. Daignault shall be paid fifty percent of such bonus in cash. The remaining fifty percent shall be paid with a combination of the Company's common stock plus cash required to satisfy related tax withholding. Such payment shall be made regardless of whether Mr. Daignault's employment hereunder is terminated prior to April 30, 1997 pursuant to Section 2 of this Agreement.

         All payments made pursuant to this Section 4 shall be made within 30 days following the consummation of such acquisition. For purposes of determining the number of shares of stock to be granted pursuant to this Section 4, such stock shall be valued at $1.5625 per share. Any shares of stock issued pursuant to this Section 4 shall be subject to the lock-up agreement by and between Mr. Daignault and the Company dated October 12, 1995 (and any amendments thereto) prohibiting Mr. Daignault from selling, transferring or otherwise disposing of, more than five percent of the aggregate number of shares of the Company's stock owned by Mr. Daignault in any quarter through January 1, 1998.

         5.       Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (b) No Waiver. The failure of either party to insist, in one or more instances, upon the performance of any of the terms, covenants, agreements or conditions of this Agreement, or to exercise any rights hereunder shall not be construed as a waiver or relinquishment of such party's right to insist upon the future performance of such term, covenant, agreement or condition, or the future exercise of any such right and the obligations of the other party with respect to such future performance shall continue in full force and effect.

                  (c) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

     (d) Assignment. This Agreement shall not be assignable by Mr. Daignault.


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


     (e) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto.

                  (f) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when mailed by the United States registered mail, return receipt required, postage prepaid, addressed to the respective addressees set forth on the execution page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  (g) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. In addition, facsimile transmission copies of the executed signature page of this Agreement shall have the same effect as a signed original.

     (h) Incorporation of Recitals. The recitals set forth in the preliminary portion of this Agreement are hereby incorporated in and made an integral part hereof.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                            AGRI-NUTRITION GROUP LIMITED 13801
                                            Riverport Drive, Suite 111 Maryland
                                            Heights, Missouri 63043



                                            By:

                                            Its:

                                            GEORGE W. DAIGNAULT
                                            16444 Farmers Mill Lane
                                            Chesterfield, Missouri 63005